Exhibit 3.1

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JANOVER INC.

Janover Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify that:

1. This Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Amendment”) amends certain provisions of the Corporation’s original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 9, 2021, as amended by that certain Certificate of Amendment filed on January 3, 2022, (as amended, the “Certificate of Incorporation”).

2. The board of directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), has duly adopted resolutions approving the amendment set forth in this Amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that such amendment be considered for stockholder approval at the Annual Meeting of Stockholders held on December 18, 2024 (the “Annual Meeting”), which meeting was noticed and has been held in accordance with Section 222 of the DGCL.

3. This Amendment was duly adopted by the affirmative vote of the holders of the majority of the outstanding shares of the Corporation’s common stock entitled to vote, together as a class, thereon at the Corporation’s Annual Meeting, in accordance with the provisions of Section 242 of the DGCL, and Articles of the Certificate of Incorporation.

4. Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 4:30 p.m., New York time, on December 19, 2024, or as soon as practicable thereafter.

5. The Certificate of Incorporation is hereby amended by deleting Section 7.1 of Article SEVENTH thereof, and replacing in its entirety the following paragraph:

“Section 7.1. Limited Liability of Directors and Officers. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”

8. Except as set forth in this Amendment, the Certificate of Incorporation remains in full force and effect.

[Remainder of page intentionally left blank, signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf by a duly authorized officer of the Corporation on this 19th day of December 2024.

/s/ Blake Janover
Blake Janover

Chief Executive Officer, President and Chairman of the Board of Directors

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]